Exhibit 99(h)(1)

                     TRANSFER AGENCY AND SERVICES AGREEMENT

         THIS AGREEMENT, dated as of this 4th day of December, 1994, is by and between NORTHSTAR ADVANTAGE TRUST (the "Fund"), organized under the laws of Massachusetts and having its principal place of business at Two Pickwick Plaza, Greenwich, Connecticut 06830 and THE SHAREHOLDER SERVICES GROUP, INC. (the "Transfer Agent"), a Massachusetts corporation with principal offices at One Exchange Place, 53 State Street, Boston, Massachusetts 02109.

                                   WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the Fund initially intends to offer shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Section 16;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Transfer Agent desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and the Transfer Agent agree as follows:

Article 1         Definitions

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to the Transfer Agent from time to time.

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

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                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (f) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (g) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person.

                  (h) "Portfolio" shall mean each separate series of shares offered by the Fund representing interest in a separate portfolio of securities and other assets.

                  (i) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (j) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (k) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (l) "Written Instructions" shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2         Appointment of the Transfer Agent

         2.1 The Fund, on behalf of the Portfolios, hereby appoints and constitutes the Transfer Agent as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund and the Transfer Agent hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article 3         Duties of the Transfer Agent

         3.1      The Transfer Agent shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; service agent in connection with dividend and distribution functions; and for

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         performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of the Transfer Agent annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between the Transfer Agent and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized ad issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the resorting of such transactions to the Fund as provided above.

         3.3 In addition to the duties set forth herein, the Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Transfer Agent.

Article 4                  Recordkeeping and Other Information

         4.1 The Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All records shall be available during regular business hours for inspection and use by the Fund. Where applicable, such records shall be maintained by the Transfer Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act.


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

         4.2 To the extent required by Section 31 of the 1940 Act, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable of the failure to comply with such request.

         4.4 Upon reasonable notice by the Fund, the Transfer Agent shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary for the Fund to evaluate the quality of the services performed by the Transfer Agent pursuant hereto.

Article 5                  Fund Instructions

         5.1 The Transfer Agent will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. The Transfer Agent will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of the Transfer Agent.

         5.2 At any time, the Transfer Agent may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it is good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Fund within a reasonable period of time.

         5.3 The Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect the Transfer Agent's right to rely on Oral Instructions.


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

Article 6         Compensation

         6.1 The Fund on behalf of each of the Portfolios will compensate the Transfer Agent for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by the Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule B may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses within fifteen (15) days following the receipt of the respective invoice.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

Article 7         Documents

         7.1 In connection with the appointment of the Transfer Agent, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder, deliver or caused to be delivered to the Transfer Agent the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article 8         Transfer Agent System

         8.1 The Transfer Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Transfer Agent in connection with the services provided by the Transfer Agent to the Fund herein (the "Transfer Agent System").

         8.2 The Transfer Agent hereby grants to the Fund a limited license to the Transfer Agent System for the sole and limited purpose of having the Transfer Agent provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.


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


Article 9         Representations and Warranties of the Transfer Agent

         9.1      The Transfer Agent represents and warrants to the Fund that:

                  (a) It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) It is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

                  (e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 11        Representations and Warranties of the Fund

         11.1     The Fund represents and warrants to the Transfer Agent that:

                  (a) It is duly organized and existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws and applicable laws to enter into this Agreement;

                  (c) All corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

                  (e) All outstanding Shares are validly issued, fully paid and non-assessable. When Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable; and

Article 12        Indemnification


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

         12.1 The Transfer Agent shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold the Transfer Agent harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Transfer Agent or for which the Transfer Agent may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) Any actions of the Transfer Agent required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by the Transfer Agent in the performance of its duties hereunder.

                  (b) The Transfer Agent's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hardcopies and microfilm copies) received by the Transfer Agent from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of the Transfer Agent's duties and obligations hereunder.

                  (c) The reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio.

                  (d) The offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state.

                  (e) The Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         12.2 In any case in which the Fund may be asked to indemnify or hold the Transfer Agent harmless, the Transfer Agent will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by the Transfer Agent and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend the Transfer Agent against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Transfer Agent, and thereupon the Fund shall take over complete defense of the Claim and the Transfer Agent shall sustain no further legal or other expenses in respect of such Claim. The Transfer Agent will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

Article 13        Standard of Care


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         13.1 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assume no responsibility for loss or damage to the Fund unless said errors are caused by the Transfer Agent's own negligence, bad faith or willful misconduct or that of its employees.

         13.2 Notwithstanding the foregoing Section 12(a) or anything else contained in this Agreement to the contrary, the Transfer Agent's entire liability to the Fund for any loss or damage, direct or indirect for any cause whatsoever (including but not limited to those arising out of this Agreement), and regardless of the form of action, shall be limited to one million dollars ($1,000,000) per Portfolio (maximum three Portfolios).

Article 14        Consequential Damages

         14.1 In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

Article 15        Term and Termination

         15.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive terms of three (3) years ("Renewal Terms") each.

         15.2 Either party may terminate this Agreement at the end of the Initial Term or any subsequent Renewal Term upon not less than ninety (90) days or more than one-hundred eighty (180) days prior written notice to the other party.

         15.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

         15.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If the Transfer Agent is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of the Transfer Agent with respect to services performed prior to such termination or rights of the Transfer Agent to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party


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

shall not constitute a waiver by the Non-Defaulting Party or any other rights it might have under this Agreement or otherwise against the Defaulting Party.

Article 16        Additional Portfolios

         16.1 In the event that the Fund establishes and/or advises one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, the Fund shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article 17        Confidentiality

         17.1 In connection with the services provided by the Transfer Agent hereunder, certain confidential and proprietary information regarding the Transfer Agent and the Fund may be disclosed to the other. In connection therewith, the parties agree as follows:

   (a)      Confidential Information disclosed under this Agreement shall mean:

         (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Transfer Agent or the Fund, their respective parent corporation, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of the foregoing;

         (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Transfer Agent or the Fund a competitive advantage over its competitors; and

         (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         (b) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of the party.

17.2 Except as expressly authorized by prior written consent of the disclosing party ("Discloser"), the party receiving Confidential Information ("Recipient") shall:

         (a) limit access to Discloser's Confidential Information to Recipient's employees who have a need-to-know in connection with the subject matter thereof;


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

         (b) advise those employees who have access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Confidentiality Agreement;

         (c) take appropriate action by instruction or agreement with the employees having access to Discloser's Confidential Information to fulfill Recipient's obligations under this Confidentiality Agreement;

         (d) safeguard all of Discloser's Confidential Information by using a reasonable degree of care, but not less than that degree of care used by Recipient in safeguarding its own similar information or material;

         (e) use all of Discloser's Confidential Information solely for purposes that it was intended;

         (f) not disclose any of Discloser's Confidential Information to third parties; and

         (g) not disclose the existence of the discussions to any third party.

         17.3 Upon Discloser's request, Recipient shall surrender to Discloser all memoranda, notes, records, drawings, manuals, records, and other documents or materials (and all copies of same) relating to or containing Discloser's Confidential Information. When Recipient returns the materials, Recipient shall certify in writing that it has returned all materials containing or relating to the Confidential Information.

         17.4 The obligations of confidentiality and restriction on use in this
Article 16 shall not apply to any Confidential Information that Recipient proves:

         (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Recipient; or

         (b) Was lawfully received by Recipient from a third party free of any obligation of confidence to the third party; or

         (c) Was already in Recipient's possession prior to receipt from Discloser; or

         (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving Discloser as much advance notice as practical of the possibility of disclosure to allow Discloser to stop such discloser or obtain a protective order concerning such disclosure; or

         (e) Is subsequently and independently developed by Recipient's employees, consultants or agents without reference to Confidential Information.


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

         17.5 The Fund and the Transfer Agent agree that money damages would not be a sufficient remedy for breach of this Section 17. Accordingly, in addition to all other remedies that either party may have, a party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. The parties agree to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

Article 18        Force Majeure

         18.1 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, labor difficulties, mechanical breakdowns, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 19        Amendments

         19.1 This Agreement may only be amended or modified by a written instrument executed by both parties.

Article 20        Subcontracting

         20.1 The Fund agrees that the Transfer Agent may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Transfer Agent shall not relieve the Transfer Agent of its responsibilities hereunder.

Article 21        Arbitration

         21.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         21.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         21.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Section 20.

Article 22        Notice


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

         22.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                           To the Fund:

                           Northstar Advantage Trust
                           Two Pickwick Plaza
                           Greenwich, Connecticut  06830
                           Attention:  Mr. Mark Lipson, President

                           To the Transfer Agent:

                           The Shareholder Services Group, Inc.
                           One Exchange Place
                           53 State Street
                           Boston, Massachusetts  02109
                           Attention: President

                           with a copy to the Transfer Agent's General Counsel

Article 23        Successors

         23.1 This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

Article 24        Governing Law

         24.1 This Agreement shall be governed exclusively by the laws of the Commonwealth of Massachusetts without reference to the choice of law provisions thereof. Each party hereto hereby (i) consents to the personal jurisdiction of the Commonwealth of Massachusetts courts over the parties hereto, hereby waiving any defense of lack of personal jurisdiction; and (iii) appoints the person to whom notices hereunder are to be sent as agent for service of process.

Article 25        Counterparts

         25.1 this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.


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Article 26        Captions

         26.1 The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 27        Use of Transfer Agent/Fund Name

         27.1 The Fund shall not use the name of the Transfer Agent in any Prospectus, Statement of Additional Information, Shareholder's report, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing; provided, that the Transfer Agent need only receive notice of all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by any government agency or applicable law or rule.

         27.2 The Transfer Agent shall not use the name of the Fund or material relating to the Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing; provided, that the Fund need only receive notice of all reasonable uses of its name which merely refer in accurate terms to the appointment of the Transfer Agent or which are required by any government agency or applicable law or rule.

Article 28        Relationship of Parties

         28.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 29        Entire Agreement; Severability

         29.1 This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.


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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                           NORTHSTAR ADVANTAGE TRUST:

                                            By:______________________________

                                            Title:_____________________________

                                           THE SHAREHOLDER SERVICES GROUP, INC.:

                                            By:______________________________

                                            Title:_____________________________



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                                    EXHIBIT 1

Northstar Advantage Income and Growth Fund (A, B, C)
Northstar Advantage Multi-Sector Bond Fund (A, B, C)
Northstar Advantage High Total Return Fund (A, B, C)



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                                   SCHEDULE A

                          DUTIES OF THE TRANSFER AGENT

         1. Shareholder Information. The Transfer Agent shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. The Transfer Agent shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between the Transfer Agent and the Fund.

         3. Share Certificates.

                  (a) At the expense of the Fund, the Fund shall supply the Transfer Agent with an adequate supply of blank share certificates to meet the Transfer Agent requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) The Transfer Agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by the Transfer Agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent, with the Fund and the Transfer Agent as obligees under the bond.

                  (c) The Transfer Agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of Record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) the Transfer Agent shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. The Transfer Agent shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials. The Transfer Agent will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, the Transfer Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.       Sales of Shares

                  (a) The Transfer Agent shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of the Transfer Agent to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent will endeavor to:
(i) give prompt notice of such return to the Fund or its disignee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as the Transfer Agent may from time to time deem appropriate.

         6.       Transfer and Repurchase

                  (a) The Transfer Agent shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) The Transfer Agent will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent reasonably may deem necessary.

                  (c) The Transfer Agent reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. The Transfer Agent also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which the Transfer Agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, the Transfer Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by the Transfer Agent reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (e) The Transfer Agent, upon receipt of the monies paid to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by the Transfer Agent from the Fund.

                  (f) The Transfer Agent shall not process or effect any repurchase with respect to Shares of the Fund after receipt by the Transfer Agent or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7.       Dividends

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to the Transfer Agent Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to the Transfer Agent on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will pay to the Transfer Agent sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If the Transfer Agent does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, the Transfer Agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

         8. In addition to and neither in lieu nor in contravention of the services set forth above, the Transfer Agent shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   SCHEDULE B

                                  FEE SCHEDULE

The fees set forth herein shall apply jointly to each of the mutual funds sponsored, managed or advised by Northstar Investment Management Corporation or its affiliates (collectively, the "Funds") that have appointed The Shareholder Services Group, Inc. ("TSSG") as transfer agent.

I.       Fees

Class A, B, C

With respect to Class A, B, and C Shares, the Funds shall jointly pay TSSG an annualized fee as detailed below.

   ASSET LEVEL         NETWORK LEVEL III ASSETS           NON-NETWORKED ASSETS

1st 500 million                12.5 b.p.                         15.0 b.p.
Next 500 million               11.0 b.p.                         13.5 b.p.
Next 500 million                9.5 b.p.                         12.0 b.p.
Over 1.5 billion                8.0 b.p.                         10.5 b.p.

TSSG's fees will be discounted to a rate of 12.0 b.p. on all assets until 12/3/95.

After 12/3/95, asset based breakpoints will be applied specifically to each asset category (re: networked vs. non-networked).

TSSG's fees shall be billed by TSSG monthly in arrears on a prorated basis of 1/12 of the annualized fee based on average net assets for the month in each category (i.e. networked vs. non-networked).

Class T

With respect to Class T shares, the Funds shall jointly pay TSSG an annualized fee as detailed below.

     o Actual fees will be determined based on final approval of TSSG's Fees by the Funds' board. The Funds will provide TSSG with the portion of the minutes of the board meeting applicable to the fee discussion. However, in no instance will fees fall below the current level of:

                  Strategic Income          $8.00
                  Government Securities     $8.00
                  High Yield Bond           $8.00

                  Income Fund                        $6.75
                  Growth Fund                        $6.75
                  Special Fund                       $6.75

     o A separate Sub Transfer Agency agreement will be executed between TSSG and Advest Transfer Services, Inc. TSSG will pay Advest Transfer Services, Inc. $3.00 per internal account and $6.00 per external account, payable annually for each position held by them.

     o TSSG's fees shall be billed by TSSG monthly in arrears on a prorated basis of 1/12 of the annualized fee based on number of open accounts per Fund.

II.      Retirement Plan Fees

     o The Funds shall also pay TSSG an annual per account charge for each retirement account maintained by TSSG at a rate of $10.00 per account number. Specifically, if a shareowner maintains a retirement account with the same account number across multiple Funds, TSSG will be paid $10.00

III.     Start-up Costs

     o TSSG will provide a reconciliation of the remaining start-up costs (total cost $253,000) by December 11, 1995.

     o Since Funds have moved their fund accounting business to TSSG, TSSG will forgive $75,000 of the $253,000 conversion costs.

     o The reconciliation will reflect actual revenues generated in year one (12/4/94-12/3/95) as a result of two increases to the basis point agreement as noted below:

                  1.       7.5 b.p. to 10 b.p. (Offset start-up costs)
                  2.       10 b.p. to 12 b.p. (Cover conversion payment)

     o If the Funds (excluding Class T shares) collectively achieve an average asset balance of $350 M for year one (12/4/94-12/3/95), TSSG will forgive up to a maximum of 25% of the remaining start-up costs.

     o If the Funds (excluding Class T shares) collectively achieve an average asset balance of less than $350 M for year one (12/4/94-12/3/95), TSSG will forgive a pro rata portion of the year one maximum forgiveness.

     o The Funds will have a one-time option, exercisable by December 15, 1995, to split the remaining start-up costs evenly with TSSG. Payment must be made in full by December 29, 1995.

     o In the event the Funds elect not to exercise the one-time option, the remaining start-up costs will be amortized equally over the next three years. Reimbursement will be forgiven on each anniversary date of conversion, if the Funds collectively achieve the following average asset balances for the prior year (excluding Class T asset balances):

                  December 4, 1996             500m
                  December 4, 1997             750m
                  December 4, 1998          1,000m

The forgiveness in any year will not exceed 25% of the remaining start-up costs. In any year that target asset levels are not achieved, a pro rata portion of the maximum forgiveness will be applied.

An example of the reconciliation is attached as part of this Schedule B Fee Schedule.

                             RECONCILIATION EXAMPLE

NORTHSTAR START-UP COSTS

Conversion Cost            $203,500
Conversion Payment           49,500
                           --------
         Total             $253,000

Fund Accounting Credit     ($75,000)                 Converted by 12/4/95

*2.5 BP (First Year)       ($60,500)                 (Estimated Flat Assets)

*2.0 BP (First Year)       ($48,400)                 (Estimated Flat Assets)
                           ---------
                            $69,100                   Remaining

* To be recalculated based on actual revenue/assets on 12/4/95.

ASSUMPTIONS EXAMPLE 1

-    Assume balance remaining of $60,000 as of 12/4/95.
-    Assume Average Assets in Year One exceed $350M.

-    TSSG would forgive 25% of start-up costs ($15,000) per original Agreement.
-    Leaving balance of $45,000, which Northstar could either:

     1.       Pay 1/2 ($22,400) prior to 12/29/95 as payment in full, or

     2. Defer remainder of reimbursement based on future year asset targets.

                                    EXAMPLE 1

Remaining Balance                   $60,000
Average Assets Year One              >$350M
Forgiveness                        ($15,000)

Balance Due                         $45,000

One-time Split Option               $22,500

Note: Actual reimbursement will be based on actual results from 12/4/94 through 12/3/95.

ASSUMPTIONS EXAMPLE 2

-        Assume balance remaining of $60,000 as of 12/4/95.
-        Assume Average Assets in Year One do not exceed $350M target.

-        Assume aggregate assets are $325M.
-        TSSG would forgive 92.8% of 1/4 of start-up costs.
-        Leaving balance of $46,080, which Northstar could either:

         1.       Pay 1/2 ($23,040) prior to 12/29/95 as payment in full, or

         2. Pay difference between Year One maximum forgiveness and pro rata forgiveness based on asset levels achieved. Then defer remainder of reimbursement based on future year asset level targets.

                                            EXAMPLE 1

Remaining Balance                   $60,000
Average Assets Year One             $325M     (<$350)
Year One Forgiveness               ($13,920)  (92.8% of $15,000)

Balance Due                         $46,080

One-time Split Option               $23,040
         or

Year One Payment                    $1,080    (15,000 - 13,920)

Note: Actual reimbursement will be based on actual results from 12/4/94 through 12/3/95.

                                   SCHEDULE C

                             OUT-OF-POCKET EXPENSES

         The Fund shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

    -        Microfiche/microfilm production
    -        Magnetic media tapes and freight
    - Printing costs, including certificates, envelopes, checks and stationery
    - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass though to the Fund
    -        Due diligence mailings
    - Telephone and telecommunication costs, including all lease, maintenance and line costs
    -        Ad hoc reports
    -        Proxy solicitations, mailings and tabulations
    -        Daily & Distribution advice mailings
    -        Shipping, Certified and Overnight mail and insurance
    -        Year-end form production and mailings

    - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
    -        Duplicating services
    -        Courier services
    -        Incoming and outgoing wire charges
    -        Federal Reserve charges for check clearance
    -        Overtime, as approved by the Fund
    -        Temporary staff, as approved by the Fund
    -        Travel and entertainment, as approved by the Fund
    - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
    -        Third party audit reviews
    -        All conversion costs: including System start up costs
    - All Systems enhancements after the conversion at the rate of $95.00 per hour
    -        Insurance
    - Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties an responsibilities under this Agreement.

         The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agree with the Transfer Agent. In addition, the Fund will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

                                   SCHEDULE D

                                 FUND DOCUMENTS

         - Certified copy of the Articles of Incorporation of the Fund, as amended

         -        Certified copy of the By-laws of the Fund, as amended

         - Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

         - Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

         - All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

         - Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

         - All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.